Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Announces Hiring of
Chief Financial Officer

Harrisburg, PA., October 17, 2022 – Ollie’s Bargain Outlet Holdings, Inc. (Nasdaq: OLLI) announced the hiring of Rob Helm to the position of Senior Vice President and Chief Financial Officer, effective immediately.  Rob will report to John Swygert, President and Chief Executive Officer, and will lead the Accounting, Financial Planning and Analysis, Financial Reporting and Compliance, and Investor Relations teams.

“We are delighted to welcome Rob to the Ollie’s family. Rob has a proven track record of success, and brings significant financial leadership experience in the consumer retail sector,” said John Swygert, President and Chief Executive Officer. “We believe that his extensive background, leadership skills, and deep knowledge in the retail space will be instrumental to the execution of our growth plans as we expand our store base to 1,050 locations. We are excited to have Rob on board to learn our business and the Ollie’s culture and help drive our continued success.”

Rob joins Ollie’s from The Children’s Place, the largest pure-play children’s specialty retailer in North America, where he most recently served as Chief Financial Officer. Rob joined The Children’s Place in 2016 as Vice President and Controller and took on roles of increasing responsibility, culminating in his appointment as CFO in April 2021. Prior to joining The Children’s Place, he held senior finance and accounting roles at Ralph Lauren, Fresh Direct, and Rag & Bone. Rob began his career in public accounting and auditing, including KPMG LLP.

“It is very exciting to join a Company that has such a remarkable track record of success over time and with a clear path to even more significant growth ahead,” Rob commented. “Ollie's has an incredible business model, a smart and passionate team, and a strong balance sheet.  I look forward to becoming part of the Ollie's family and partnering with the team to continue to maximize shareholder value.”

About Ollie’s
We are America’s largest retailer of Closeout merchandise and excess inventory, offering Real Brands and Real Bargain prices®!  We offer extreme value on brand name products in a variety of departments, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids and more. We currently operate 462 stores in 29 states and growing!   For more information, visit www.ollies.us.

Exhibit 99.1

Investor Contact:
Lyn Walther
ICR
646-200-8887
lyn.walther@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us